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                                                                    Exhibit 10.3

                          OPTION AND LICENSE AGREEMENT

1.       INTRODUCTION

         THIS AGREEMENT is between the UNVERSITY OF SOUTHERN CALIFORNIA, (hereinafter USC) a California nonprofit corporation with its principal place of business at University Par, Los Angeles, California 90089, and Biokeys, Inc., a Delaware corporation, with its principal place of business at 16 South Market Street, Petersburg, Virginia 23803 (hereinafter Licensee).

         WHEREAS USC warrants that it is the owner and that it has the right to exclusively license those inventions which are the subject matter of the patents and patent applications listed in Appendix A and of which the inventors are Colin Spears and Sang-Ihn Kang (File 2199A) and Colin Spears and Bengt Gustavsson (Files 2266B & 2266C) (Hereinafter Inventors);

         WHEREAS Licensee desires to obtain an exclusive license in the defined FIELD OF USE to manufacture and market products utilizing the inventions as hereinafter defined:

         WHEREAS, USC is willing to grant a worldwide, exclusive license in the defined FIELD OF USE to Licensee subject to the terms, conditions, limitations, and restrictions set forth below:

         NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

2.       DEFINITIONS

         For the purposes of this Agreement the following terms have meanings specified below:

         a. The term "PATENT" or "PATENTS" shall mean any and all patents listed in Appendix A, and all patent applications listed in Appendix A including any and all patents issued thereon or any continuation, division, extensions or reissue thereof.

         b. "PRODUCT" or "PRODUCTS" shall mean any article, composition, apparatus, substance, chemical, material, method or service which is made, used, distributed or sold by Licensee which:

                  i. is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which the PRODUCT(S) is made, used, distributed or sold;
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                  ii. is manufactured using a method or process which is covered in whole or in part by one or more pending or un-expired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold; or

                  iii. the use of which is covered in whole or in part by one or more pending or un-expired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold.

         A PRODUCT is covered by a pending or un-expired claim of a PATENT if in the course of manufacture, use distribution or sale, it would in the absence of this Agreement, infringe one or more claims of the PATENT which has not been held invalid by a court from which no appeal can be taken.

         c. "FIELD OF USE" shall mean all fields.

         d. "NET SALES PRICE" shall mean:

                  i. the gross billing price of any PRODUCT received by Licensee or SUBLICENSEE for the sale or distribution of any PRODUCT, less the following amounts actually paid by Licensee or
                  SUBLICENSEE:

                  (1)      discounts allowed;

                  (2)      returns;

                  (3)      transportation charges or allowances;

                  (4) packing and transportation packing material costs (not including product containers or product packing containers as manufactured by the Company);

                  (5)      customs and duties charges: and

                  (6) sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever.

                  ii. Every commercial use or disposition of any PRODUCT, in addition to a bona fide sale to a customer, shall be considered a sale of such PRODUCT. The NET SALES PRICE, in the case or a use or disposition other than a bona fide sale, shall be equivalent the then payable NET SALES PRICE of such PRODUCT in an arm's length transaction. Excluded from the calculation of NET SALES PRICE shall be any PRODUCT that is: (1) used by Licensee or provided to SUBLICENSEE free of charge for testing and/or conducting clinical trials; (2) that is donated by Licensee or a SUBLICENSEE to a charitable


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organization; (3) sales between Licensee and any subsidiary, or between Licensee or any subsidiary and a SUBLICENSEE, provided they are for development, testing or re-sale purposes (the latter of which licensee will pay USC a royalty for such re-sale) and not for intended end use;

         e. "SUBLICENSEE" shall mean any third party licensed by Licensee to make, or sell any PRODUCT in accordance with the terms of this Agreement.

         f. "EFFECTIVE DATE" of this Agreement shall be the date when the last party has signed this agreement.

3.       OPTION PHASE

         a. USC hereby grants Licensee the exclusive rights to conduct various technical, pre-clinical, marketing, patent, and other studies on PRODUCTS in the FIELD OF USE during a six (6) month period commencing on the EFFECTIVE DATE of this Agreement.. The option period may be extended by mutual written agreement of the parties.

4.       LICENSE PHASE

         a. In consideration of the license fees and royalties, and subject to the terms and conditions, as set forth in this Agreement and effective upon written notification to USC during the option phase that Licensee desires to license the PATENT(S), USC hereby grants to Licensee:

                  i. the exclusive worldwide license in the FIELD OF USE to use the PATENT to manufacture and sell the PRODUCT(S); and

                  ii. the right to grant sublicenses to any PATENT licensed exclusively hereunder, provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES.

         b. If USC is not notified of Licensee's desire to enter the license phase by the end of the option phase or any extensions thereto, this Agreement and the license granted herein shall immediately terminate.

         c. All licenses pursuant to 4.a. and 4.b. to inventions conceived or first actually reduced to practice during the course of research funded by a U.S. Federal Agency are subject to the rights, conditions and limitations imposed by U.S. Law. USC agrees to use reasonable efforts to comply with the requirements of such laws and applicable regulations. The words "exclusive license" as used herein shall mean exclusive except for the royalty free non-exclusive license granted to the U.S. government by USC pursuant to 35 USC
Section 202(c)(4) for any PATENT claiming an invention subject to 35 USC Section 201 and except for the rights of USC and Inventors as set forth in Paragraphs 6.


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         d. In addition to the royalty referred to in Paragraph 5 the Licensee
shall pay USC a license fee of     payable within thirty (30) days of the first
private placement of equity in Biokeys (exclusive of the original capital
invested by the founders Licensee) and an additional license fee of      due and
payable within thirty (30) days of the first public offering of equity in Biokeys.

5.       ROYALTY

         a. On all sales of Products anywhere in the world by Licensee or
SUBLICENSEE, Licensee shall pay USC a royalty of      of the NET SALES PRICE.

         b. Licensee shall pay to USC a prepaid royalty of       due and payable
within thirty (30) days of market approval of a NEW DRUG APPLICATION (NDA) by the FDA for any product covered by the claims of any PATENT. The prepaid royalty shall be deductible from running royalties based on sales made after the date that the prepaid royalty is due.

         c. The obligation to pay a royalty under this Agreement on the NET SALES PRICE of a PRODUCT shall be imposed only once with respect to the same unit of the PRODUCT regardless of the number of valid issued or, assuming they were to issue, pending claims included within the PATENTS.

         d. In the event Licensee is required to pay third party royalty(ies) on patents not owned by USC in order to manufacture, use or sell a PRODUCT, then the royalty rate on the NET SALES PRICE of such PRODUCT shall be reduced by the following formula:

                  New Royalty Rate =      minus either (i) one
                  and       or (ii)          of the
                  royalty rate owed to the third party, whichever is less.

         e. Licensee shall pay such royalties to USC on a calendar quarter basis. With each quarterly payment, Licensee shall deliver to USC a full and accurate accounting to include at least the following information:

                  i. Quantity of each PRODUCT sold (by country) by Licensee and its SUBLICENSEES;

                  ii.      Total receipts for each PRODUCT (by country);

                  iii. Quantities of each PRODUCT used by Licensee and its SUBLICENSEES;

                  iv.      Names and addresses of SUBLICENSEES of Licensee;

                  v.       Total number of PRODUCTS manufactured (by country);
                           and


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                  vi.      Total royalties payable to USC.

         f. In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 and shall be paid quarterly within the thirty next (30) days following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 5.e. and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the applicable end of calendar quarter.

         g. The royalty payments due under this Agreement shall, if overdue,
bear interest until payment at a per annum rate equal to     in effect at 5:00pm
(Eastern Time) on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of the payment.

6.       RIGHTS RETAINED BY UNIVERSITY

         Notwithstanding the exclusive license granted in Paragraph 4a, USC and Inventors will have the absolute, nontransferable right to use the technology covered by the PATENTS and all improvements thereof, for conducting research and educational purposes.

7.       PATENT PROSECUTION

         a. USC shall prosecute and maintain the PATENTS during the course of this Agreement.

         b. Licensee shall reimburse all reasonable legal expenses incurred and paid by USC in filing, prosecuting and maintaining the U.S. and foreign PATENTS, including the expenses associated with parent patent applications listed in Appendix A whether such expenses were incurred before or after the date of this Agreement. These legal expenses shall include the attorneys' and agents' fees, filing fees and out-of-pocket costs associated with responding to office actions and any other fees and costs directly related to obtaining and/or maintaining patent protection. Licensee shall advance payments of maintenance fees and annuities as part of such legal expenses to be reimbursed by Licensee within thirty (30) days of request by USC, unless Licensee is advised otherwise by timely notice from USC.

         c. The first reimbursement payment made by Licensee shall be for the reimbursement of USC's patent expenses to date and shall be made upon the earlier of (i) thirty (30) days following the first public offering of equity in Biokeys or (ii) one year from the date that the option granted herein is exercised by Licensee. Thereafter, reimbursement payments shall be made by Licensee within thirty (30) days of receipt of an invoice from USC citing any additional expenses.


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          d. If the Licensee elects (i) not to pursue a PATENT or (ii) to terminate the prosecution or maintenance of a PATENT, the Licensee surrenders its right to make, use or sell PRODUCTS covered by the non-elected PATENT and shall grant to USC the exclusive rights previously granted to Licensee, without limitation. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraphs 7.b. and 7.c. shall not be refunded upon such non-election or termination.

8.       PATENT INFRINGEMENT

         a. Defensive Controversy.

         Licensee shall promptly notify USC of all claims, allegations and notifications of infringement of third party patents. Except for the placing in escrow of a portion of royalties as referred to hereinafter, USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement. Such obligation and liability shall be borne by Licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all of the royalties derived from the sale of the PRODUCT in the country where such lawsuit, Licensee may place all of the royalties derived from sales of the PRODUCT in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, one half (1/2) of any judgement amount, reasonable attorneys' fees and costs, or $100,000, whichever amount is greater, may be paid from this escrow account to be applied against such judgement, fees and costs. If the application of the escrow funds is not sufficient to pay for one half (1/2) of such judgement, fees, and costs, then up to (1/2) of all royalties payable to USC may be applied against any such deficit. In addition, should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use and sell the PRODUCT, then funds in the escrow account and royalties payable to USC may be applied against up to one half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC's sole liability and responsibility in the event of such action. During the patent infringement litigation both parties shall keep each other informed in writing of significant developments in the lawsuit.

         b. Offensive Controversy.

         Licensee shall promptly notify USC of any potential infringement of a PATENT. In the event that a third party infringes on a PATENT, Licensee shall have the right but not an obligation to bring legal action to enforce any such patent. If Licensee exercises such right, Licensee shall select legal counsel and pay all legal fees and costs of prosecution of such action. In the event that Licensee shall choose not to take such action, USC shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgement of such action. The parties may also agree to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees (including without limitation reasonable attorneys' fees) incurred in


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prosecuting any such actions, the net funds obtained as a result of settlement or of judgement of any such jointly prosecuted action shall be divided in the following manner: 25% of all net funds shall be divided equally by the parties and 75% of all the net funds shall be divided between the parties in the proportion to the amount of legal fees and costs incurred by the parties in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

         c. During any litigation hereunder both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any said controversy, full royalty payment shall continue, except as otherwise provided herein.

9.       RECORDS

         Licensee shall keep and shall require its SUBLICENSEES to keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this Option and License Agreement. Said books and records shall be kept at Licensee's principal place of business for at least four (4) years following the end of the calendar year to which they pertain, and shall be open at all reasonable times for inspection by a representative of USC for the purpose of verifying Licensee's royalties statement or Licensee's compliance in other respects with this Option and License Agreement. All information obtained as a result of such audit shall be maintained in confidence, except that the representative may disclose to USC the aggregate amount of royalties due to USC during each year, as determined in such audit. Should an audit by USC show an underpayment of royalties by more than 10%, Licensee shall immediately pay such underpayment and all interest, as well as for USC's reasonable audit expenses.

10.      SERVICES OF INVENTORS

         USC shall make reasonable efforts to make Inventors available during regular business hours to answer questions concerning certain technical aspects of the technology. Should Licensee desire to use the services of Inventors for further testing and/or market studies of the technology, a separate research and development and/or consulting agreement should be negotiated with Inventors and the USC Office of Contracts and Grants.

11.      SUBLICENSE PERMISSION

         Licensee may sublicense the PATENT(S) only with prior written permission from USC, which permission will not be unreasonably withheld. Notwithstanding the foregoing, no


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permission will be granted for a sublicense unless the SUBLICENSEE agrees in writing to be bound by the terms of this Agreement.

12.      PATENT MARKETING

         Licensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for the PRODUCTS as needed to protect the patent and other intellectual property rights of USC and right for damages for infringement thereof.

13.      PUBLICATIONS

         Nothing in this Agreement shall limit or prevent USC or Inventors from publishing any information about the PATENT. Thirty (30) days prior to submission for publication, USC and Inventors will use their reasonable efforts to submit the proposed publication, for review only, to Licensee.

14.      PUBLICITY

         Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

15.      ASSIGNMENTS/TRANSFERS

         Licensee may not assign or transfer this Agreement in whole or part to any third party without the prior written permission of USC, which permission shall be granted in the sole discretion of USC. However, the Licensee may assign the entire Agreement to successors of the entire business of the PRODUCTS if the successor agrees to be bound by this Agreement and prior written notice is provided to USC.

16.      TERMINATION

         a. Upon the breach or default under this Option and License Agreement by either party, the non-breaching party may terminate this Option and License Agreement by forty-five (45) days written notice to the breaching party. Notwithstanding, USC may terminate this Option and License Agreement upon twenty
(20) days written notice to Licensee if the Licensee fails to obtain and maintain the insurance coverages required by Paragraph 24 hereof. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default. Licensee may also terminate this Agreement at any time, for any reason, by providing USC a thirty (30) days written notice. No option fees, license fees, or royalties shall be returnable. This Agreement may also be terminated immediately by USC upon


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notice to Licensee upon the occurrence of any of the following: (i) Licensee attempts to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of USC's proprietary rights; or ii) Licensee is determined to be insolvent or makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensees property. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

         b. Surviving any termination are:

                           i. Licensee's obligation to pay royalties accrue or accruable.


                           ii. Licensee's obligation of Paragraph 9 to keep and allow a final audit.


                           iii. Any cause of action or claim of Licensee or USC, accrue or to accrue, because of any breach or default by the other party.


                           iv.      The provisions of paragraphs 22, 23 and 24.

         c. Upon termination of this Agreement, Licensee agrees to immediately discontinue the manufacture and sale of the PRODUCTS and the use of the PATENTS. Within twenty (20) days after such termination, Licensee shall provide USC with a written inventory of all PRODUCTS currently in its stock as of the date of termination (the "INVENTORY"). USC shall have the option to grant to Licensee the privilege of disposing of such INVENTORY at its normal prices within three
(3) months after said termination. Licensee shall dispose of this INVENTORY only to customers who had previously purchased PRODUCTS from Licensee during the term of this Agreement, and in no event shall Licensee sell such INVENTORY to wholesalers, diverters, jobbers or any other entity which does not sell at retail exclusively or to any one else who intends to sell such INVENTORY at close-out. The disposition of all such INVENTORY, however, shall be subject to all of the terms and conditions of this Agreement. After the three (3) month sell-off period, Licensee shall destroy or return to USC all remaining unsold PRODUCTS, all packaging and marketing materials, and shall certify their destruction or return to USC specifying the number of each destroyed or returned. All royalty obligations, shall be accelerated and shall become immediately due and payable. In addition, Licensee shall immediately deliver to USC (i.) all materials relating to the PATENTS, together with all copies thereof, and (ii) all market studies or other tests or studies conducted by Licensee with respect to the PRODUCTS, all at no cost whatsoever to USC. This Paragraph 16.c. shall not apply if the termination of this Agreement arises from the expiration of the term of this Agreement under Paragraph 21.


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         d. Licensee acknowledges and agrees that any violation of Agreement by
Licensee would result in irreparable harm to USC. Accordingly, Licensee consents and agrees that, if Licensee violates any of the provisions of this Agreement, USC shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

17.      NOTICES, REPORTS AND PAYMENTS

         Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

USC:          Office of Patent and Copyright Administration
              University of Southern California
              3716 South Hope Street, Suite 313
              Los Angeles, CA 90007-4344 (U.S.A.)

Attn: Director

LICENSEE:     Biokeys Incorporated
              709 Hamptons Lane
              Chesterfield, MO 63017

Attn: Francis E. O'Donnell Jr., Chief Executive Officer

18.      PARAGRAPH HEADINGS

         Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

19.      SEVERABILITY

         If any provision of this Agreement is held invalid under any law applicable to the parties, SUBLICENSEES and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

20.      CONTROLLING LAW, JURISDICTION AND VENUE


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         This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this agreement, such controversy, claim or dispute may be tried exclusively in the courts of the State of California or in the United States Federal District Court for the Central District of California, as either party may elect. Each of the parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Paragraph 16 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Paragraph 20.

21.      TERMS OF AGREEMENT

         Except as otherwise terminated pursuant to the other provisions of this OPTION AND LICENSE AGREEMENT, this Agreement shall terminate upon expiration of the last to expire of the PATENTS.

22.      NEGATION OF WARRANTIES

         a. Nothing in this Agreement shall be construed as:

                  i. a warranty or representation by USC as to the validity or scope of the PATENT and/or PATENT Application; or

                  ii. a warranty or representation that any PRODUCTS made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

                  iii. an obligation to bring or prosecute actions or suits against third parties for infringement; or

                  iv. conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of USC or Licensee; or

                  v. any obligation to furnish any know-how not provided.

         b. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does USC represent that the rights granted hereunder will result in PRODUCTS that are commercially successful.


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         c. Licensee further agrees that it will not rely upon technical information provided by USC and Inventors in developing and manufacturing any PRODUCTS hereunder, but will independently test, analyze and evaluate all PRODUCTS prior to manufacture and distribution of such PRODUCTS.

23.      INDEMNITY

         a. Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including without limitation attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgements arising out of any theory of liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage arising from Licensee's use, sale, or other disposition of the PRODUCTS.

         b. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

24.      INSURANCE

         a. Prior to Licensee exercising the option granted herein, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of
not less than     per incident and     annual aggregate for death, bodily injury
or illness and       annual aggregate in property damage. Such comprehensive
general liability insurance shall provide (i) product liability coverage and
(ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC within ten (10) days of the EFFECTIVE DATE of this Agreement. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 25.b. is procured, or until fifteen (15) years after the term of this Agreement.

         b. During such time and in each country where PRODUCT, or any modification thereof, is administered to humans, manufactured or distributed for any purpose (including for the purpose of obtaining regulatory approvals) Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of


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insurance in single limit coverage of not less than      per incident and
       annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in
excess of      annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance during the period that the PRODUCT or any modification thereof is being manufactured, sold, distributed or administered to humans by the Licensee or its SUBLICENSEES and a reasonable period thereafter which in no event shall be less than fifteen (15) years.

         c. Alternatively, Licensee and USC may obtain an independent opinion from legal counsel mutually agreeable to the parties in each country in which Licensee intends to manufacture and/or distribute PRODUCTS, such opinion to assist in determining the amount of general and products liability insurance required to be carried by Licensee in such country. Where independent legal counsel determines that little or no liability risk to USC exists under the present and reasonably anticipated future legal trends in that country, Licensee will be required to maintain liability insurance on USC's behalf which is determined by USC to be reasonably adequate to pay litigation defense costs. Where independent legal counsel determines that the risk of liability on the part of USC is more than minimal in that country, USC and Licensee will evaluate such risk and negotiate in good faith to determine the amounts of liability insurance necessary to reasonably insure USC's interests. If USC and Licensee cannot agree on the amounts and types of insurance reasonably necessary to protect USC's interest in a particular country, Licensee will not manufacture or market PRODUCTS in that country.

         d. In the event that Licensee does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such self-insurance only if, in the sole discretion of USC, the net worth, assets and earnings of the Licensee are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

         e. The minimum amounts of insurance coverage required under this Paragraph (subparts 24.a., 24.b., and 24.c.) shall not be construed to create a limit of Licensee's liability with respect to its indemnification in Paragraph 23 or any other provision of this Agreement.

         f. By SUBLICENSEES

         As a condition precedent to a grant of permission by USC for Licensee to sublicense the PATENT rights herein, the prospective SUBLICENSEE shall agree to indemnify Licensee and USC to the same extent and degree as Licensee has agreed to indemnify USC herein. Such


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SUBLICENSEE shall also provide insurance identical in coverage and amount to that required of Licensee in subparagraph b, above, naming both Licensee and USC as additional insured. A Certificate evidencing the product liability coverage shall be delivered prior to first manufacture of any PRODUCTS by the SUBLICENSEE. In the event a prospective SUBLICENSEE does not maintain such insurance, but rather is self-insured, or carries a substantial self-retention, USC may grant permission for such sublicense only if, in the sole discretion of USC, the net worth, assets and earnings of such prospective SUBLICENSEE are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

26.      PRODUCT DEVELOPMENT

         If Licensee exercises its option, Licensee shall use its reasonable efforts to test, develop the PRODUCT for commercial purposes through the world. On or before January 1 of each year during the term of this Agreement, commencing January 1, 1998, Licensee shall submit to USC a report detailing its research, regulatory approval, marketing and product development objectives the coming year as well as the research, regulatory approval, marketing and development activities which Licensee undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development) and information demonstrating that the Licensee is providing sufficient financial and manpower resources to evidence its use of reasonable efforts. Within six (6) months after the signing of this Agreement and each two (2) years thereafter, a representative of the Office of Patent and Copyright Administration of USC, at Licensee's expense (including transportation, and, if appropriate, lodging and meals), shall visit the manufacturing and marketing facilities of Licensee and be presented with an in-depth updating of the manufacturing capability and marketing network of Licensee.

27.      EXPORT CONTROLS

         It is understood that USC is subject to United State laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

28.      INDEPENDENT CONTRACTOR


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         In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as an agent, partner, employee or joint venturer with USC. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent or representative thereof shall, in any event, have any right collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by such other party in its sole discretion.

29.      WAIVER

         No waiver by either party of any default or breach shall be deemed as a waiver of prior or subsequent default or breach of the same or other provisions of this Agreement.

30.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment, modification, extension or cancellation of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

UNIVERSITY OF SOUTHERN CALIFORNIA               BIOKEYS, INC.


/s/ DENNIS F. DOUGHERTY                         /s/ FRANCIS E. O'DONNELL, JR.
--------------------------------                --------------------------------
Signature                                       Signature

Dennis F. Dougherty                             Francis E. O'Donnell, Jr.
Sr. V.P. Admin                                  Chairman
1/20/98                                         1/23/98


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